Exhibit 3.125

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of the corporation is: FD Spinco II, Inc.

Second: Its registered office in the State of Delaware is 1209 Orange Street, County Of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the stock this corporation is authorized to issue is 1,000 shares without par value.

Fifth: The name and mailing address of the incorporator are as follows:

Phillip B. Kennedy, Esquire

Williams Mullen

301 Fayetteville Street, Suite 1700

Raleigh, North Carolina 27601

Sixth: Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

Seventh: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, after and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

Eighth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of the foregoing sentence shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.

Ninth: This Certificate of Incorporation shall be effective upon filing.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 20th day of January, 2016.

By:	/s/ Phillip B. Kennedy
Phillip B. Kennedy, Incorporator